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                                                                   Exhibit 10.13

February 8, 1996



Dr. John M. Albertine                                  .
Chairman
Albertine Enterprises, Inc.
1156 15th Street N.W.
Suite 505
Washington, DC 20005

Dear Jack:

As you know, the Board of Directors of BBN agreed in November to issue BBN stock options to the members of BBN's Board of Visitors as compensation for the members' services. However, because of your role as a director of the Company, it was agreed that options would not be appropriate for you, and you agreed to participate without compensation until we settled on a suitable arrangement.

At this time we would like to propose that compensation for your services on the Board of Visitors be paid as follows. For each Board of Visitors meeting that you attend, commencing upon your agreeing to this arrangement, $2,000 will be credited to an unfunded deferred compensation account maintained on the books of the Company, except that for the first meeting attended after this arrangement is in place you will be credited with $4,000. At the beginning of each quarter
- --i.e., starting April 1, 1996, assuming this arrangement has previously been put in place -- the total amount credited to your account during the quarter just ended will be converted to BBN "stock units" based upon the closing price of the stock at the immediately preceding quarter end. All units credited to your account will be distributed to you in the form of BBN stock in a lump sum simultaneous with the distribution to you of stock from the Company's Deferred Compensation Plan for directors in which you participate. As you know, this distribution will occur as soon as practicable after the close of the quarter in which you cease to serve on the BBN Board of Directors.

The compensation arrangement described above is very similar to the terms of the Deferred Compensation Plan for directors. Your rights under the arrangement described above would be those of an unsecured creditor of the Company. You would not have rights as a shareholder until actual shares were distributed to you, although, as is currently the case with the Deferred Compensation Plan, under current rules you would have reporting obligations under Section 16(a) of the Securities Exchange Act of 1934 and would be restricted under Section 16(b) of the Exchange Act with respect to "stock units" credited to your account.



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Dr. John M. Albertine
Page 2
February 8, 1996

If you are in agreement with the foregoing, please sign below and return this letter.


Sincerely,


/s/George H. Conrades



Agreed and Accepted:


/s/John M. Albertine

Date: 2/8/96